Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 28, 2013 / 01:30PM GMT

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Todd Vogensen Chico’s FAS, Inc. - VP, IR

Dave Dyer Chico’s FAS, Inc. - President & CEO

Pam Knous Chico’s FAS, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Dana Telsey Telsey Advisory Group - Analyst

Thomas Filandro Susquehanna Financial Group - Analyst

Adrienne Tennant Janney Capital Markets - Analyst

Neely Tamminga Piper Jaffray - Analyst

Randy Konik Jefferies & Co. - Analyst

Paul Alexander Bank of America-Merrill Lynch - Analyst

Carla White Jennifer Black & Associates - Analyst

Edward Yruma KeyBanc Capital Markets - Analyst

Janet Kloppenburg JJK Research - Analyst

Anna Andreeva FBR Capital Markets - Analyst

Simeon Siegel JPMorgan Chase - Analyst

Betty Chen Wedbush Securities - Analyst

PRESENTATION

Operator

Good morning and welcome to the Chico’s FAS, Inc. fourth-quarter 2012 conference call. All participants will be in listen-only mode. (Operator Instructions). After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions). Please note, this event is being recorded. I would now like to turn the conference over to Mr. Todd Vogensen, Vice President of Investor Relations. Please go ahead, sir.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Thanks, Rocco and good morning, everyone. Welcome to the Chico’s FAS fourth-quarter earnings conference call and webcast. Joining me today at our National Store Support Center in Fort Myers are Dave Dyer CEO and Pam Knous, CFO.

Before Dave begins his executive overview, we would like to remind you that our discussions this morning include forward-looking statements and quarter-to-date data points, which are subject to and protected by the Safe Harbor statement found in our SEC filings and in today’s earnings release. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results, expressed or implied by such statements, will not be realized.

Also, the results discussed on this call do exclude nonrecurring acquisition and integration costs for Boston Proper. A reconciliation to GAAP results is included in today’s press release for your reference and with that, I will turn it over to Dave.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Thanks, Todd and good morning. We are pleased to share our fourth-quarter and full-year results with you, as well as to provide some insights into 2013 and beyond. I am thrilled to report, in the fourth quarter, we generated record sales and the highest earnings per share in seven years. We planned for a strong performance this year and we delivered. We look forward to carrying the momentum of 2012 into 2013 to drive another year of record sales and record earnings.

I would like to quickly highlight just a few of our accomplishments this year. First, our record results included sales of $2.6 billion and earnings per share of $1.09, our fourth consecutive year of double-digit increases in earnings per share. Comparable sales were up by 7.2%, one of the best increases in specialty apparel retail. This represents our fourth consecutive year of positive comparable sales with increases of 7% or greater in each of the last four years. Our strong comparable sales increases in profitability point to the strength of our business model, our unique leading-edge fashion, our innovative marketing and of course, the caliber of our people.

Secondly, I was pleased with our merchandise innovation. Specifically, Chico’s So Slimming jeans and pants, White House | Black Market’s evolution of the Work Kit and their exclusive Perfect Form fabric, Soma’s multiple new product introductions, including the Ravishing Push Up bra, the Sensuous Sides bra and the Embraceable Collection and Boston Proper’s All the Right Curves denim and its repositioned Sport Chic lines.

And last but not least, I am thrilled to announce that, for the first year ever, our Soma Intimates brand was profitable for 2012. This calls for a big woo-hoo. Congratulations to Laurie Van Brunt and her team for reaching this significant milestone in Soma’s online growth.

In each of our earnings conference calls this past year, we have expanded on our pillars of strategic growth for Chico’s FAS. As a wrap for the year, I would like to quickly walk through the key metrics used to evaluate 2012’s performance.

First, organic store growth. We opened 125 stores representing an 8.1% increase in our selling square footage. Second, innovative marketing. Overall, we achieved double-digit percentage improvements in new customers. Our ability to combine advanced customer analytics with creative marketing programs is a strategic advantage that will continue to grow sales. Third, expense leverage. We generated 50 basis points of SG&A leverage in 2012 on top of 130 basis points in 2011, or a total of 780 basis points since 2008.

And last, optimizing our brand’s potential. We made significant improvements in our infrastructure. We automated our Winder distribution center, which not only provides us with the capacity for another five years of growth, but it further extends and expands our omni-channel capabilities. These investments will lower our overall distribution costs once fully implemented. We opened our Asia Technical Support Office, establishing a team of technical experts based in Hong Kong. The ATSO office will facilitate the efforts of our global sourcing team to help ensure high quality, on-time production.

We replatformed our website infrastructure, which will dramatically improve the omni-channel experience. Independent measurements now place our websites in the top quartile of retail for speed and reliability. We implemented size-scaling planning tools to enhance the effectiveness of our merchandise allocations by size by store and we integrated Boston Proper onto our systems and platforms in the first full year after its acquisition. This assures that our focus going forward can be on now accelerating the growth of the Boston Proper business.

The success against these four growth pillars is also evidenced by our strong cash generation. It has allowed us to invest over $80 million in brick-and-mortar locations, over $80 million of upgrades to technology, distribution and supply chain and facilities and to fund meaningful dividend and share repurchase programs, returning over $142 million in cash to our shareholders in 2012 alone.

I would like to extend thanks and congratulations to our many associates throughout the Chico’s FAS organization. Their spirit and their talent drove these exceptional outcomes.

Before Pam comments on our record year and 2013 objectives, I would like to give some insight into our future business plans. To set the context, I want to reiterate that, over the long term, our goal is to be a company with a high performing portfolio of brands capable of growing our top line by a low double-digit percentage and earnings per share by a mid-teen percentage over the longer term.

I am very pleased to say that the dollar earnings-per-share milestone that I set in 2009 is now behind us. We have the right team, we have cash on the balance sheet, we have no debt and Boston Proper has been successfully integrated.

So what is next for Chico’s FAS? We are making strategic investments in 2013 to fuel our future growth, including 125 to 135 new stores, but I would like to highlight three things for you - omni-channel, Canadian expansion and our Boston Proper stores. First, our omni-channel customers are our best customers. They spend 2.5 times more than our store-only customers and 5 times more than our online customers. The key to growing our omni-channel customer base is to provide compelling, trend-right fashion to build meaningful relationships with our customers and to offer Most Amazing Personal Service wherever and whenever she shops with us.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

As I have stated many times before, we are channel-agnostic at Chico’s FAS. The lines between store sales and online sales have become irrevocably blurred. Today, we must evaluate our business holistically. For example, marketing activities, including television and circulars, not only drive traffic to our stores, but also drive traffic to our websites. Similarly, Internet marketing generates sales in both store and on the website.

Our ‘LOCATE’ functionality allows stores to sell inventory from our distribution center. Online returns occur at the stores and we pool our inventories for all channels. Therefore, we must continue to invest in all channels a customer might frequent, be it in store, online, catalogs, call centers or mobile applications to encourage customers to experience our brands however and whenever she wants.

In order to be successful, our channels must work seamlessly to meet the needs of our customers. So a big piece of our omni-channel initiative is growing our brick-and-mortar footprint at a high single-digit percentage. We are planning on opening 135 to 145 stores in 2013, which represents the ongoing investments at White House | Black Market brand and a ramp-up of store openings for Soma from 37 to about 45. We are confident that there is opportunity for Chico’s FAS domestic footprint to expand to over 2000 stores.

Our stores have some of the smallest footprints in specialty retail. Our stores are the right size to allow customers to touch, to feel and to try on our fashion in an intimate and high service environment, which is integral to our omni-channel customer experience. We will be investing in advanced technologies and human capital to further our omni-channel leadership by leveraging our loyalty programs, our Most Amazing Personal Service and our robust customer information. We believe that our brands will be top of mind and we will grow marketshare with her.

Another new area of growth will come from our Canadian expansion. At our analyst meeting in March of last year, I mentioned that we were exploring international opportunities with our international department of one. Today, I can share with you that we are kicking off our international efforts in Canada and we now have an international department of five. The Company plans to open three White House | Black Market stores in late 2013 and Chico’s will open Canadian stores in 2014.

Additionally, we have entered a partnership with FiftyOne Global E-commerce that will enable omni-channel customer experience in Canada, as well as give us much more flexibility to grow our international presence to over 100 countries. FiftyOne will enable us to deliver our Most Amazing Personal Service not just in stores, but online also through an improved checkout and customer experience.

We believe Canada is a great first foray into the international arena for Chico’s FAS as it represents a natural extension of our brands. In fact, from our robust customer information, we already know that there is a significant number of Chico’s FAS customers in Canada. We expect those customers to welcome our White House | Black Market and Chico’s stores to their neighborhoods.

Over the past year, as we have explored our international expansion, our initial conversations with landlords and other parties across the globe, have been very encouraging. I am convinced that the Chico’s FAS brands will translate well into several international markets. I assure you that our analysis will be thoughtful and deliberate. We intend to build on our learnings. We continue to evaluate other geographies and we will share the details when they are relevant.

The final area of investment I would like to highlight today is Boston Proper. We were pleased to confirm that our first Boston Proper store will be opening in March with three more stores to follow later in 2013, all in the south and southwest Florida. While the success of the Boston Proper acquisition is not dependent on a brick-and-mortar strategy, we are excited to test the highly innovative store format for this unique brand to determine the potential of such an opportunity.

We have designed the Boston Proper stores to seamlessly integrate a selected store assortment with the full offerings available through our website and catalogs. The store environment will be unique in how it creates a fearlessly feminine shopping experience in a small intimate boutique enriched with personal service and augmented by technology to fully merge the channels in store. We hope you all will give it a look later this spring when we open in Boca Raton and in Coconut Point.

If you have visited our new Boston Proper website recently, in addition to its enhanced functionality, you will have noticed our new brand image throughout the site. Boston Proper’s new logo and color themes carry into the Boston Proper catalogs and will be evident in our stores and all branding efforts going forward.

Besides taking on the system integration work for Boston Proper this past year, which, by the way, was huge, we also spent 2012 reinventing the brand to broaden its appeal to a larger customer base, all in anticipation of Boston Proper’s new phase of omni-channel growth. We made the necessary strategic revisions to balance this product assortment, addressing the mix of lifestyle and fashion versus basics, to create tiered price points across the entire assortment and to improve sourcing, distribution and customer engagement tools utilizing our rich customer data.

2013 is shaping up to be a very exciting year in the life story of Chico’s FAS as we anniversary our 30th year. In a few minutes, I will return to wrap up with my concluding remarks and with that, I want to turn it over to Pam. Here’s Pam.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Thanks, Dave and good morning, everyone. I would now like to provide details on our record fourth-quarter results. Earnings per diluted share were $0.20 compared to $0.15 last year, a 33% increase when excluding one-time acquisition and integration costs. This represents the highest fourth-quarter earnings per share since 2005.

For the fourth quarter, net sales were $652 million, an increase of 15% compared to $569 million last year, reflecting comparable sales growth of 3.7%, the opening of 101 net new stores, and approximately $38 million in sales for the 53rd week. The 3.7% comparable sales increase is on top of 8.7% last year for a two-year stack of 12.4%, with White House | Black Market up 6.3% in the quarter for an impressive two-year stack of 21.7% and with Chico’s/Soma up 2.3% in the quarter for a two-year stack of 7.8%.

A planned component of the comparable sales result for Chico’s/Soma was our decision to not cycle the high level of markdown product from quarter four last year. Importantly, our gross margin run rate recovered. Soma had yet another outstanding quarter with once again the Company’s highest comparable sales performance. This marks Soma’s 11th consecutive quarter of double-digit comparable sales increase.

Overall, comparable sales in the fourth quarter were driven by an increase in average dollar sale and transactions reflecting effective promotional activities and leaner inventory levels, which generated a higher level of full-price selling than last year. We estimate that the sales impact of Hurricane Sandy was approximately 1%.

Boston Proper sales in the fourth quarter increased by 4% primarily reflecting the benefit of the 53rd week. I would also comment that Boston Proper was negatively impacted by our integration activities and by Hurricane Sandy.

Looking to gross margin performance, the higher level of full-price selling converted into a 90 basis point improvement in gross margin rate to 53.2% as we successfully executed in a highly promotional environment. We achieved a 10 basis point improvement in SG&A leverage to 45.4% reflecting the net benefit of sales leverage on marketing expenses and fixed expenses, offset by the true-up of incentive compensation accruals.

Therefore, all in, excluding one-time acquisition and integration costs, income from operations as a percent of sales improved by 100 basis points to 7.8%, marking our highest fourth-quarter result since 2005. We would estimate the benefit of the 53rd week at approximately $0.02.

At year-end, in-store inventories per square foot were flat compared to a 4% increase last year. Exiting the quarter, inventories were turning well and were in line with forecasted sales levels as we began the spring selling season.

Capital expenditures totaled $165 million in 2012, above our planning assumption by $10 million. Approximately $7 million of the increase is a result of our decision to open 2013 new stores earlier in the quarter and we expect to do so next year as well. Of the total $165 million spend, approximately half relates to store growth. The higher spend level in 2012 versus 2011 reflects automation of our distribution center, new Ft. Myers campus building and accelerated growth for White House | Black Market with the opening of 58 locations versus 35 in 2011.

Also, during the quarter, the Company repurchased 3.9 million shares of stock at a cost of $70.1 million. This brought our 2012 repurchases to 6.3 million shares for a total return of excess cash to shareholders from repurchases and dividends of $142 million.

Now, before I discuss our outlook, I would like to provide a few words on the overall economy. There are a number of data points that lead us to be cautious about the pace of consumer spending in 2013, in particular, an ongoing promotional environment in the mall; December and January declines in consumer confidence; higher tax rates, be it personal income or payroll taxes; and uncertainty around government spending and tax policy, especially in the face of the upcoming budget and debt ceiling discussions.

These factors do cause us to be cautious and mindful about how we approach the near term. Yet these factors do not dampen our enthusiasm for the longer term. We are very excited to have announced today that we are making strategic investments in 2013 to fuel future growth, including omni-channel, Canada and Boston Proper stores. Capital will include approximately $20 million for these investments and costs of approximately $5 million pretax will be a component of our SG&A.

As a reminder, for the entire year, we are cycling strong two-year comparable sales stacks from 2012, particularly in the first half with a 17.3% two-year stack in first quarter and an 18.4% two-year stack in the second quarter. Also, our strategic investments will not begin generating sales until the fourth quarter, which will impact our first-half expense leverage.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

Next, I would just like to highlight, as you are all well aware, that when you cycle a 53rd week, not only do you lose some expense leverage or the $0.02 benefit I just mentioned, your promotional cadence affecting sales, related gross margin and quarter-end cutoffs do not match up well to the prior year. So it’s going to be choppy this year.

As Dave just mentioned, it has been our goal to establish financial targets that are both sustainable and reflect strong growth metrics. We believe that by delivering on our long-term objectives to grow sales by a low double-digit percent and earnings per share by a mid-teens percentage, we will provide our shareholders with substantial value.

Our performance in fiscal 2012 was a milestone for us as we exceeded our targets and passed the $1 earnings-per-share benchmark that demonstrates the full recovery of our business. We are now focused on executing our strategic plans for future growth. These plans include the full buildout of our omni-channel capabilities and selected global expansion when and where it makes sense.

With this background and in line with our desire to keep you apprised of all major developments that affect our business, we have been weighing the pros and cons of providing annual planning assumptions. I am pleased to comment that we have met or exceeded those assumptions for the last five quarters. Therefore, at this time, for Chico’s FAS, we believe that focusing on our stated long-term objectives is the best measure of our overall performance and we will hold ourselves accountable for their achievement. We are fully committed to delivering on the long-term financial goals we have set for ourselves and generating the cash flows necessary to fund over 120 new stores per year and meaningful share repurchase and dividend programs for the current year and into the future.

In the near term, our primary initiatives for sales growth are expanding domestic new stores and our omni-channel capabilities, increasing the breadth of products using slimming technologies, creating innovative marketing and developing new fabrications, including the Perfect Form fabric for White House | Black Market.

Our primary initiatives impacting gross margin are building on our sourcing efforts to gain further leverage on our purchases, to diversify the mix of our products out of China and to minimize the impact of inflationary cost pressures in raw materials and labor, implementing further technologies that allow for more precision in the allocation of our product like our size-scaling, which was introduced in quarter four and fine-tuning the automation that we installed in our distribution center in 2012.

Our primary initiatives impacting SG&A leverage are improving sales productivity to leverage our investments in shared services, maintaining our vigilance on spending, driving store payroll productivity and managing the headwinds from a higher mix of new stores and the just announced strategic investments.

In addition, we expect our capital expenditures to be approximately $150 million in 2013 with nearly two-thirds tied to domestic store capital, as we continue the accelerated rate of growth for outlets, White House | Black Market and Soma, as well as $20 million for the strategic investments we announced today. We currently expect year-over-year earnings improvement in every quarter of 2013 and we are excited as we start the year with our spring collection. In fact, we just launched TV advertising for spring.

Chico’s brand presents a fresh, playful commercial featuring its sensational So Slimming technology, which is now available in a variety of pant styles and shorts. White House | Black Market builds on its previous two commercials by featuring Coco Rocha in the Work Kit dancing through a black-and-white office setting. Soma features its new Embraceable bra line, the softest, most comfortable bra in the world and Boston Proper is preparing for its first media campaign in support of its new stores.

To conclude my comments, with the things that we can control, we believe we are well-positioned for 2013 and beyond. With that, I will turn it back to Dave for his wrap-up comments.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Okay, great. Thanks, Pam. Fourth quarter was yet another record quarter as we successfully grew our overall marketshare. We have many opportunities for growth, including compelling fashion like Chico’s So Slimming pants. We have the introduction of new fabrication like White House | Black Market’s Perfect Form fabric, our new stores, including our initial foray into Canada. We have got innovative marketing, we have got advanced omni-channel experiences and we have the evolution of the Boston Proper brand in the stores.

As Pam mentioned, the cash generation in our business is strong and I am pleased that the Board has authorized an increase in our March quarterly dividend and a new $300 million share repurchase program. We are now in the fourth week of the first quarter and I can share with you that, as reflected on again our unaudited daily flash sales through yesterday, our total quarter-to-date sales are up approximately 7%.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

To wrap up, we are planning for the future, yet not taking anything for granted. The economic outlook is anything but certain and its impact on our customers’ sentiment is an unknown. With 15 consecutive quarters of comparable sales improvements and 16 consecutive quarters of double-digit earnings-per-share increases, we have clearly established our ability to not only win, but to truly outperform and grow marketshare in specialty women’s apparel even in difficult times. And at the same time, over the last three years, we have returned over $400 million to shareholders in the form of dividends and share repurchases.

As we consider the impact of our strategic investments, we are really optimistic about our future prospects. We are energized as we start the new year and we look forward to sharing our progress with you and hope to see many of you in June in Winder, Georgia as we tour our new distribution center. With that, I will turn it back over to Todd.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

All right, thanks, Dave. So that concludes our prepared comments and at this time, we would be happy to take your questions. In the interest of time and consideration to others, please limit yourself to one question and at this time, I will turn the call back over to Rocco.

QUESTION AND ANSWER

Operator

(Operator Instructions). Dana Telsey, Telsey Advisory Group.

Dana Telsey - Telsey Advisory Group - Analyst

Good morning, everyone and congratulations on the growth of the business. We’d love to hear more about the investment spending in omni-channel that you are making, how you feel it impacts the margins and as you look at the margin structure that came in this quarter, what are you seeing on the levers on gross margin in each of the businesses to move the needle in ‘13? Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, I think that when you look at the omni-channel experience, obviously it all works together. The fact that omni-channel is probably a little bit more efficient in terms of overall profit due to the fact that we don’t have the same selling costs that we do in the stores, but it just really - together - we look at the business together. We don’t look at them - we don’t really look at them or look at them separately.

As far as margin, we plan to continue to improve our margin and we think that through product sourcing initiatives that we have, through things that we have coming out such as single-use coupons, which hopefully we will be releasing later this year, we think there is a lot of things that we can do to continue to show improvement in our margin across all brands.

Dana Telsey - Telsey Advisory Group - Analyst

Thank you.

Operator

Thomas Filandro, Susquehanna Financial Group.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

Thomas Filandro - Susquehanna Financial Group - Analyst

Thank you and congratulations as well. Great quarter. Can you guys provide maybe some perspective on how expansive the So Slimming technology is for the spring season compared to last year? And I was wondering what, if any, potential impact can So Slimming have, as well as the Perfect Form at White House on your spring AURs and full-price selling. Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

We are selling that largely at full price. I should say it has been a major program for us. We have expanded it from jeans to pants to skirts. You will even see some of the - White House | Black Market has their Instantly Slimming dress, which is doing very good. Again, they have the Perfect Form fabric, which is in their Work Kit and in pants, which is just absolutely terrific. Again, that is exclusively our fabric, one that we developed. So we have really a lot of product ammunition this year as we go into spring that we are really excited about. And I think you’re going to see us continue to drive home our kind of dominance in that area right now.

Operator

Adrienne Tennant, Janney Capital Markets.

Adrienne Tennant - Janney Capital Markets - Analyst

Good morning and let me add my congratulations on the fourth quarter. David, can you talk about - I’m just trying to understand sort of the spread or the quarter-to-quarter movement. It sounds like you are comfortable with low double-digit top-line growth for the year, but the first half of the year would be sort of high single digits. So then should we expect the back half of the year to be significantly higher than that and if so, what would be the driver to that -?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I guess the best term that I have used around here, it’s a little wonky over the next year as you look at shifted and unshifted sales and there is a little bit of difference by quarter. However, we expect to have positive profits and for things to be good in every quarter. There is going to be a little bit of adjustment as we go through the year between quarter-to-quarter, but overall I mean we stand by our annual double-digit sales increase objective.

Adrienne Tennant - Janney Capital Markets - Analyst

And can you just talk about the weather-impacted regions versus non-weather-impacted regions and what you are seeing there in terms of a delta?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I usually don’t like to talk about weather at all. I try to avoid it, but I can tell you this has been again a year - Pam just said, in the fourth quarter, Hurricane Sandy had a 1 percentage point impact totally. And I think if I look at the storms and the blizzards and what we have seen, I mean you definitely see it in your business. You definitely see trends by region. We definitely know that in the regions that have been not impacted that there has been a strong response to our spring collections and the regions that have been impacted, you can see the difference because nobody can get to the stores.

But the nice thing is, since we are omni-channel, if they can’t get to the stores, they can shop online. We want them to shop - whether it is the store or online, just shop. And I think that that is happening. But there is a big difference. The weather has probably impacted store sales between the fourth quarter and into the first quarter more than I have seen in years and we do track that.

Adrienne Tennant - Janney Capital Markets - Analyst

Okay, very well. Thank you very much.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

Operator

Neely Tamminga, Piper Jaffray.

Neely Tamminga - Piper Jaffray - Analyst

Great, good morning. Hey, Dave, I had a question for you on Soma. Congratulations on the profitability there and all the hard work from the team. I am just curious if you could just step back and remind us again the total size and growth potential for the stores for Soma overall. And if memory serves, I think you guys were talking at one point about how Soma ultimately could have one of the higher EBIT contribution rates for the total Company. Could you just kind of size up that ultimate prospect? Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, we think that Soma can certainly - we can see in our crystal ball right now at least 600 stores. I think that would be a good target. We do believe that it is rolling out, it is profitable. We continue to see the stores that have been opened the longest are the most profitable. When we look at the results in there, they are somewhat skewed by the amount of new stores that we are opening as a percentage of the total. It takes a while for them to come online and to grow.

The nice thing is we are seeing - we’ve talked about double-digit comps in our Soma stores and even stores that are opening - that have been open six years or so, we are still seeing that type of comp increases in them. So it is a brand I think that is really building momentum and building volume and we are very confident that we will continue to grow the brand strongly.

Neely Tamminga - Piper Jaffray - Analyst

Thank you.

Operator

Randy Konik, Jefferies.

Randy Konik - Jefferies & Co. - Analyst

Hi, thanks a lot. Just to follow up on Neely’s question, what is the economic model looking like in Soma on a normalized basis? And then with regards to, I think, Boston Proper, you said something to the effect of you are rebranding a little bit to kind of widen the customer demographic. What is the current customer demographic from your perspective? What are you trying to widen it to?

And just lastly, just to clarify, the item you said on your quarter-to-date sales, that is total sales, what is the comp number for totals that you gave us last - during the third quarter? Thanks. I appreciate it.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

We are only going to talk about total sales at this point, which is around 7%. And we have opened maybe, what, 15 new stores, 20 new stores so far in the quarter, 15 I think in the quarter. So you can take that as the point in time.

As far as Boston Proper, one of the things that we needed to do in Boston Proper is we really sat back and looked at the business. We saw that we were probably pretty concentrated in several price points and we did need the good, better, best approach. We also saw that we were out of balance in fashion and trend and we needed to get more seasonal basics and kind of the classic part of their business going.

So it is a more balanced assortment. It is a more balanced assortment not only in style and in fashion versus their classic basics. Again, everything is done with that fearlessly feminine twist, but it is also a balance in price point. I think we have learned a lot over the last year and I am really proud of that team for working through all that they had to.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

The amount of system changes that we put on them - we had over 40 systems that they had to adopt. They woke up one morning and everything that they saw was reported differently on different reports and it was a massive undertaking. But it was necessary for us to do as a corporation so we could all be on the same systems and make it work.

And while they have done that, not only have they developed the stores to roll out, which you are going to see the first one opening very soon. I think it is in another three or four weeks and they have kind of repositioned just the brand image, be it through graphics, through everything from gift cards, to shopping bags, to the website. Everything that we do is presented in a new, I think, more sophisticated, more elegant atmosphere.

Operator

Lorraine Hutchinson, Bank of America-Merrill Lynch.

Paul Alexander - Bank of America-Merrill Lynch - Analyst

Hi, it’s Paul Alexander for Lorraine. Just to stay on Boston Proper for a second, I know you were just discussing the integration impacts and Hurricane Sandy, but I know last quarter you were also saying there was a bit of a fashion miss. I guess maybe what you were just describing about balancing the assortment, was that the fixes to the fashion miss and did you see the fashion respond? How did you parse out the impact on the quarter from Sandy and integration versus fashion?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, you have got to remember that one of their major books was delivered to the Northeast, which is a major territory for them at the same time of Hurricane Sandy. So most of that book didn’t get delivered in the Northeast or if it did, it was delivered way past the time that it normally was. So that was probably the largest impact on Boston Proper, although we had - I think through Hurricane Sandy - close to 300 stores that were affected and closed. So it was a big impact.

We talked about, earlier in the year, with Boston Proper is they got too much into trend, too much into a southwestern look, which has always performed well, but it got out of balance and actually, if you looked at the sales east of the Mississippi and west of the Mississippi, it was a tale of a trend that worked in one area and didn’t work so well in the other. And I think we have got the balance back in the assortments. I think the book that we are just delivering now, which is our new spring trend book, you can see it - to me, it is just evident of the balance in the assortment, the balance in the price points. It is just a much, much better, broader reach catalog and I am just really pleased with what these guys have done. So I guess that’s it.

Operator

Jennifer Black, Jennifer Black & Associates.

Carla White - Jennifer Black & Associates - Analyst

Good morning. This is Carla White for Jennifer Black. Let me just add my congratulations on a great quarter and year. My question is, at Soma, what is the productivity difference between your linen and lace stores and the older format and can you speak to the productivity lift at the other two brands as well?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, we are seeing obviously a lift with the linen and lace stores because we get more capacity on the floor. It is the way that they are designed. We have higher capacity fixtures. Some of the wall systems are a lot more flexible. The old original store format made you put bras in a certain place and apparel another and it was very hard to change them over and now we have a totally flexible store format.

So obviously there has been a lift and we are - all of our new stores have gone to the linen and lace, which, by the way, we are still refining store to store. It is just something that we will continue to tweak as we look at its particular fixture, can we make it better and have more capacity. We have redone the way that we size the bras on the floor, so it is easier to find. Rather than do them by style, we have done them by size. So now if you have a particular size for a customer, very quickly you can locate the entire assortment in that size.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

So there is a lot of things that we have done to kind of speed up the efficiency, to help customer service and I think that the linen and lace presentation is certainly one of the things that we feel very good about.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

No, I think that’s good and in terms of productivity, you can see from our comp sales, we are continuing to improve productivity versus the metrics that we have shown in the past.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Part of it is the way that we are opening stores. Again, we believe in a small footprint. All of our stores - we are not opening huge boxes like many specialty retailers have done. We want these stores to be very, very productive and provide a really intimate customer service feel like you would get in a boutique. And our backrooms are very small as well. That is another thing that we have done. Our stores - our footprint is much different than others. We want to be efficient. We want to get good dollars per square foot.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Okay, fair enough.

Operator

Edward Yruma, KeyBanc.

Edward Yruma - KeyBanc Capital Markets - Analyst

Hi, congratulations on a strong year and thanks for taking my question. You guys did a great job in 2012 adding new functionality and I guess technology to your apparel to drive growth. How do we think about that functionality and technology as we look to ‘13 and the types of innovations you can bring on to your apparel? Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I think we are just, to say it, we put in the basics in the platform. We are just getting started. And we have seen some really very, very interesting things happen with our productivity. This whole size-scaling model, don’t underestimate that. What we find is when I visited stores and we all visit stores, you can see an imbalance in sizes store by store. We really had not a way to look at that before.

Now through this whole size-scaling planning tools, we are able to really skew sizes in a store to what they are selling and it really is slightly different by store. So we may - we are able to use the same amount of inventory, but make it more productive and make it turn faster and sell more at regular price. And that basically is the name of the game as we are trying to get better turn and better sellthrough at full price in our stores by having the right assortment in them. That technology will continue.

We are also looking at a product lifestyle planning took, which we have been working on and actually have in pilot stage at several of our divisions. This takes it all the way through the design function and all the way - I guess all the way into the store and interfaces with all of our systems. It is the way that we source it, it’s the way that we keep track of a product. It is the way that we design it and then it keeps us from having to input it in all these different systems.

We look at it one at a time and then you guys are going to see what is happening in Winder. Winder has been a huge investment for us. The efficiency in what we put in - I mean you can just hardly believe it unless you have seen the metamorphosis and you guys are going to see it after the fact, but if you think about a 300,000 square-foot building that was basically empty, now state-of-the-art with product whizzing and whirring and conveying all over the place, we call it from the truck to a duck and back to the truck. It is absolutely incredible some of the things that we have done and we are going to begin to see the efficiencies of that.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

We have done some things very unique there. We are on the same sortation system. We can simultaneously sort orders for our direct-to-consumer and we can replenish stores because when you think about store replenishment, it really is picking one size of one style at a time, so it is very similar to picking merchandise for a direct-to-consumer order. Some very innovative things that we have done that we implemented last fall and we are beginning to come up to speed and get the high productivity out of them. So I am hoping that you and a lot of people will come visit us in June and take this tour of our distribution center.

But technology is not stopping; it is continuing. I didn’t even talk about some of the things that we are doing in our e-commerce sites. We are working on things to make us certainly more giftable where we can ship and giftwrap our online orders, ship to multiple addresses without having to do multiple orders. I mean just tons of things behind the scenes that are going to improve the customer experience, things that are going to integrate omni-channel into our stores, seamlessly into our stores and online. It is amazing some of the things that we are working on. And I think that we are going to see great productivity as a result. Thanks for giving me a soapbox there.

Edward Yruma - KeyBanc Capital Markets - Analyst

Thanks so much.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Gee, he enjoyed that - he liked that question, Edward.

Operator

Janet Kloppenburg, JJK Research.

Janet Kloppenburg - JJK Research - Analyst

Hi, everybody and congratulations on a great quarter and a great year.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Thank you.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Thank you.

Janet Kloppenburg - JJK Research - Analyst

Dave and Pam, I wondered how you wanted us to think about comp sales growth for the year in light of your very lean inventories and your stance on promotional activity being limited, which I applaud. I am wondering if that may restrain comps, but help gross margin or if you expect, because of the investments in the omni-channel, that you should get some improvement via the e-commerce and mobile channels, which could help offset some pressure in the stores.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President & CEO

One of the things that we do is we look at comp - as I tried to say is that it is so blurred between stores and online where we take returns in the stores, we sell online merchandise in the stores, it’s credited to the stores and it is just altogether. So we look at comp as - we don’t care what channel you shop in, we just want you to shop. And we want to make it easy for you to do it however you want.

We are even - we are doing a lot of technology, you will see in the Boston Proper store, which will continue to roll out this year, where you actually can shop online in the store. We will be doing things that really help whether you keep control of your wardrobe, what you have in your closet, what we can add to and it is shop online, come in and it’s already set up in a fitting room for you. It is just totally blurred when we look at comp.

So again, we won’t comp. We are planning to comp obviously in every quarter and we plan for - we plan to grow our sales low double digit for the year. That is certainly the way that we have goaled ourselves and are planning to achieve.

Janet Kloppenburg - JJK Research - Analyst

Okay, great. Good luck with that, Dave. I just wanted to - my point was given that there were promotions in the stores last year that you may not repeat this year like you did in the fourth quarter, do we expect the omni-channel will make up for that? And it sounds like you feel very confident in that channel’s growth opportunities.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

We didn’t really. What we had in the fourth quarter is we had too much inventory and liquidations. If you look at our inventory right now, we are very, very clean in inventory and we don’t plan for liquidations. They happen and when they happen, they affect margin. Todd, do you have something you wanted to say on that?

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

No, I think that is exactly right. So we have gone through this year very lean on inventory and feel very good about how we have been managing the inventory and really it has become a part of the culture of how we are buying and managing.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

It is not - if your real question was is it constraining sales, the answer is it is not constraining sales.

Janet Kloppenburg - JJK Research - Analyst

Okay, great. Good luck.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

If anything, having too much inventory and too many markdowns in a store is what constrains sales. That constrains full-price sales and that is certainly more important.

Operator

Anna Andreeva, FBR.

Anna Andreeva - FBR Capital Markets - Analyst

Great, thanks so much and congrats on that strong finish to the year.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Thank you.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Thank you.

Anna Andreeva - FBR Capital Markets - Analyst

A question on your quarter-to-date trends. Just any variability by concept? I know you guys talked about better weather regions seeing better performance, which makes a ton of sense. What are you seeing in the outlet channel out there? And just to follow-up on Pam’s previous comments, did you say you expect margins to still be up for the year? So even with this investment spend, so essentially gross margin up given you still have a bunch of drivers out there offset by SG&A deleverage? And what was the trueup also on the SG&A line in the fourth quarter?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Pam?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes, actually, we are giving our long-term planning assumptions, which is for a low double-digit top-line growth and along with that, a mid-teens earnings-per-share increase. Obviously, to achieve those goals, we need to have improvements in the components of the P&L to create that leverage.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Both SG&A and margin.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Both SG&A and margin. And so obviously, with the initiatives that we gave to you, our objective is to strive for improvements in those sales areas. Not all of those objectives will materialize in 2013, but clearly that is our objective and we have many initiatives that should result in improvements as we look to the future.

Operator

Simeon Siegel, JPMorgan.

Simeon Siegel - JPMorgan Chase - Analyst

Thanks, good morning, guys. Just to clarify quickly on inventories, so after looking at the growth on a two-year basis this past year, it seems like we are in a more normalized stance now. So should we expect inventory to grow in line with sales on a one-year going forward? And then just really quickly for modeling purposes, what is the right way to think about that net income and dividends related to the unvested stock line? Is that $3.3 million a good number going forward? Thanks.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes, I will comment on the inventory and yes, that is fully our intent that, from this point forth, we would manage the inventories in line with sales growth and the challenge will just be, as I commented, that when you are going to be looking maybe at a quarter-over-quarter comparison or year-end over year-end, the points are going to be different this year because of the 53rd week. But clearly that is our intent. That is where we are planning our inventories to be in line with what we think the future sales will be.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

And in terms of the adjustment for the two-step method on earnings-per-share calculation, I think it is fair to say that, as we have more years where restricted stock is the primary vehicle for our equity compensation plans, it should grow a little bit each year in the next couple of years.

Operator

Betty Chen, Wedbush.

Betty Chen - Wedbush Securities - Analyst

Good morning, everyone and I would like to add my congratulations as well. I was wondering, Dave, if you can talk a little bit in terms of the omni-channel by brand. Which brand do you think has made the furthest progress in terms of capitalizing and replicating some of that in-store experience online? And also capitalizing on the marketing campaign? And then my follow-up question is regarding Boston Proper. Any information you can share with us in terms of store sizes and any store economics? Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, if you look at the omni-channel, obviously, the highest penetration that we have is in intimate apparel, which we have said before. Soma brand has the highest penetration and I think that that is, as you can see from certainly looking at a Victoria’s Secret model, that is true. I think we have made good gains in everything through our ‘LOCATE’. Certainly the Boston Proper customer - the Boston Proper customer is all basically online. Stores are just beginning, so that really is an online business at this point.

Chico’s and White House both have had very strong results online and in stores. Their ‘LOCATE’ is a big program as well where they are selling the pooled inventory from the distribution center and taking credit in the store for it. There is - we look at it as a shared service in the back. I mean we kind of look at all this together. Everything - inventory is pooled, everything that we do supports trying to create that multichannel customer because, as I have said in my comments, that multichannel customer is 5 times better than a customer that shops online alone and 2.5 times better than one that shops only in the stores.

So we have seen a great growth in our multichannel customers and that again is our most valuable customer and we are driving that in all brands. It is not really specific to a brand. I would say that we have had great growth and great enthusiasm from customers across the board.

I think you also asked about Boston Proper and the economics of the store. These are going to be very small boutiques. The stores that we are opening, I think the first store in Boca Raton is probably 1500, 1600 square feet. Most of these stores are under 2000 square feet. We want them to be little jewel boxes where they can experience kind of what we have been offering online in the store and they will be definitely a specialty store boutique. And we are planning on very high productivity per square foot obviously and again, we will see what happens. We got our first four stores coming this year.

Betty Chen - Wedbush Securities - Analyst

And Dave, if I could add a quick follow-up, in terms of So Slimming expanding into other products beyond just the jeans this year at Chico’s, we have heard really good feedback and also with features, one of the I think audience favorites for Oprah. Have you had any initial read yet from that customer and how it is doing in So Slimming tops and other pants? And similarly, for White House, the Perfect Form, which is a new fabrication and proprietary, what is the initial customer reaction to that? I think it has been in the stores a couple of months now. Thanks.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 28, 2013 / 01:30PM GMT, CHS - Q4 2012 Chico’s FAS, Inc. Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Very strong. We are grinning ear to ear.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes, she loves it.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

She loves it. And she is grinning ear to ear when she is wearing it because she looks good.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

All right, we have time for one last question, Rocco.

Operator

Well, actually, sir, this concludes the question-and-answer session. I was going to hand it back to Todd Vogensen. Please go ahead, sir.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

All right. Well, thank you, everybody, for participating in today’s call. We certainly appreciate your interest in Chico’s FAS and we look forward to talking to you soon. Thank you.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Thank you.

Operator

Thank you all for your attendance today. The conference has now concluded and we thank you for attending. You may now disconnect and have a wonderful day.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.